DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC. 8-K

dividend capital DIVERSIFIED PROPERTY FUND

Provides first quarter 2015 Portfolio update

3.2% total shareholder return in the quarter; 10.2% total shareholder return in last twelve months 1

Over $500 million of combined acquisition and disposition activity

Closed $750 million of senior unsecured credit and term loan facilities

DENVER – May 12, 2015— Dividend Capital Diversified Property Fund Inc. (“DPF”), a public reporting, daily NAV REIT (NASDAQ: ZDPFEX; ZDPFAX; ZDPFWX; ZDPFIX) reported results today for the first quarter ended March 31, 2015.

Total Shareholder Return

Total shareholder return, which represents the compound annual rate of return assuming reinvestment of all dividend distributions before the impact of up-front sales commissions and class-specific expenses as of March 31, 2015, was as follows for the indicated timeframe:

•	Quarter ended March 31, 2015: 3.23%
•	Twelve months ended March 31, 2015: 10.19%
•	Since NAV share class inception [2]: 9.23%

Class A, Class W, and Class I shareholders had lower total returns than those set forth above due to up-front sales commissions and/or class-specific expenses.

Portfolio Overview

As of March 31, 2015, DPF’s portfolio consisted of 58 operating properties located in 21 geographic markets in the United States, aggregating approximately 9.3 million square feet. As of March 31, 2015, DPF’s real property portfolio was approximately 89.5% leased to approximately 475 tenants. These properties had an estimated fair value of approximately $2.2 billion (calculated in accordance with DPF’s valuation procedures), including:

•	19 office properties located in 14 geographic markets, aggregating approximately 4.0 million net rentable square feet, with an aggregate fair value amount of approximately $1.2 billion;
•	33 retail properties located in seven geographic markets, aggregating approximately 3.4 million net rentable square feet, with an aggregate fair value amount of approximately $833.8 million; and
•	six industrial properties located in three geographic markets, aggregating approximately 1.9 million net rentable square feet, with an aggregate fair value amount of approximately $85.8 million.

As of March 31, 2015, DPF also held approximately $87.9 million in net debt related investments. DPF’s leverage ratio, based on the fair value of its properties, was 37% as of March 31, 2015.

1 All returns figures exclude up-front sales commissions and class-specific expenses

2 Measured from September 30, 2012, annualized

Acquisition / Disposition Activity

During the quarter ended March 31, 2015, DPF acquired Rialto I and Rialto II, two Class A office buildings totaling approximately 155,000 square feet located in Austin, TX, for $37.3 million. The buildings also contain a parking garage with approximately 205 parking spaces. At the time of acquisition, Rialto I and Rialto II collectively were 94% leased to 21 tenants. DPF also acquired South Cape Village, a grocery-anchored shopping center in Mashpee, MA, for $35.5 million. South Cape Village comprises approximately 143,000 square feet and is currently approximately 92% leased to 29 tenants including Marshalls, Walgreens, and Roche Brothers, a regional grocery store chain. Both assets were unencumbered by mortgage or other financing upon acquisition.

During the quarter ended March 31, 2015, DPF disposed of (i) Park Place, an approximately 177,000 square foot office asset in Dallas, TX, and (ii) a 12 property portfolio of office and industrial assets aggregating approximately 2.7 million square feet and located in various cities throughout the United States. The combined contract sales price from these dispositions was approximately $445.2 million resulting in net proceeds of approximately $311.3 million.

Subsequent to quarter end, DPF acquired the City View Portfolio ("City View"), a collection of four multi-tenant office buildings in Austin, TX, for $68.8 million. City View is comprised of four adjacent Class A office buildings in the southwest submarket of Austin. Three of the buildings were built in 1985 while the fourth building was completed in 1998. The buildings encompass approximately 274,000 net rentable square feet, and are 99% leased to 25 tenants. DPF acquired City View unencumbered by mortgage or other financing. DPF funded the acquisition through cash on hand and availability under its revolving credit facility.

Subsequent to quarter end, DPF sold Mt. Nebo, a 103,000 square foot retail property located in Pittsburgh, PA to an unrelated third party for $12.5 million. The property was one of three assets securing DPF’s Eastern Retail Portfolio loan. Mt. Nebo was released from the loan in return for adding a retail property located in Weymouth, MA to the collateral pool.

Portfolio and Leasing Summary

During the first quarter, same-store property net operating income increased 4.8% compared to the quarter ended December 31, 2014 and increased 6.4% when compared to the same quarter in 2014. When generally accepted accounting principles (“GAAP”) adjustments are excluded, same-store property net operating income increased 5.8% compared to the quarter ended December 31, 2014 and increased 10.7% when compared to the same quarter in 2014.

During the first quarter, DPF signed 42 leases for approximately 298,000 square feet. On a comparable space basis, DPF signed 25 leases for approximately 178,000 square feet. The average growth in rents, on a GAAP basis, for the comparable leases signed in the first quarter was 14.7%.

The overall portfolio percentage leased was 89.5% as of March 31, 2015, compared to 93.7% on December 31, 2014 and 92.2% on March 31, 2014. Same-store percentage leased was 89.0% at March 31, 2015, compared to 91.8% at December 31, 2014 and 91.4% at March 31, 2014.

Other Events

During the first quarter, DPF announced the closings of a $550 million senior unsecured credit and delayed-draw term loan facilities (the "Facility") and a separate $200 million delayed-draw seven-year term loan (the “Term Loan”). The Facility includes a $400 million senior unsecured revolving credit facility and a $150 million delayed-draw term loan. Including accordion features, the total maximum commitments under both the Facility and Term Loan are $1.2 billion.

The revolving credit facility is scheduled to mature on January 31, 2019, however DPF may extend the maturity date to January 31, 2020. The $150 million delayed-draw term loan matures January 31, 2018 and may be extended for two, 12-month periods to January 31, 2020. All extensions are subject to satisfaction of certain conditions and payment of an extension fee. The $200 million delayed-draw seven-year term loan matures on February 27, 2022 with no extension options.

Financial Results for the quarter ended March 31, 2015

Company-Defined Funds from Operations (“FFO”) for the quarter ended March 31, 2015 were $26.9 million, or $0.14 per basic and diluted share, which includes the effect of one-time items including an early repayment fee received from the borrower on one of DPF’s debt investments and a lease termination payment received from a tenant in DPF’s retail portfolio. Without these one-time items, FFO for the quarter would have been $24.1 million, or $0.13 per basic and diluted share. This compares to FFO for the quarter ended March 31, 2014 of $21.1 million, or $0.11 per basic and diluted share.

GAAP net income for the quarter ended March 31, 2015 was $132.2 million, or $0.69 per basic and diluted share. This compares to a GAAP net income for the quarter ended March 31, 2014 of $32.0 million, or $0.15 per basic and diluted share.

Non-GAAP Supplemental Financial Measure

DPF computes its financial results in accordance with GAAP. Below, DPF has provided reconciliations of both Company-Defined FFO and net operating income, which are both non-GAAP supplemental financial measures, to the most directly comparable GAAP measures (amounts in thousands, except per share information). For more information about Company-Defined FFO and net operating income, including why management believes both measures provide useful information, please see the Portfolio Performance and Operational Review furnished with this press release on Form 8-K filed with the SEC on May 12, 2015, available on DPF’s website, www.dividendcapitaldiversified.com, and the SEC’s website, www.sec.gov.

	Three Months Ended
	March 31, 2015	March 31, 2014
Reconciliation of net earnings to FFO:
Net (loss) income attributable to common stockholders	$123,583	$27,438
Add (deduct) NAREIT-defined adjustments:
Depreciation and amortization expense	20,815	22,350
Gain on disposition of real property	(128,667)	(33,155)
Impairment of real property	1,400	—
Noncontrolling interests' share of adjustments	6,810	2,989
FFO attributable to common shares-basic	23,941	19,622
FFO attributable to dilutive OP units	1,662	1,456
FFO attributable to common shares-diluted	$25,603	$21,078
FFO per share-basic and diluted	$0.13	$0.11

Reconciliation of FFO to Company-Defined FFO:
FFO attributable to common shares-basic	$23,941	$19,622
Add (deduct) our adjustments:
Acquisition-related expenses	423	—
Loss on extinguishment of debt and financing commitments	896	63
Unrealized loss on derivatives	11	—
Noncontrolling interests' share of our adjustments	(86)	(4)
Company-Defined FFO attributable to common shares-basic	25,185	19,681
Company-Defined FFO attributable to dilutive OP units	1,748	1,460
Company-Defined FFO attributable to common shares-diluted	$26,933	$21,141
Company-Defined FFO per share-basic and diluted	$0.14	$0.11

Weighted average number of shares outstanding
Basic	179,317	176,873
Diluted	191,766	189,993

	Three Months Ended
Reconciliation of NOI - cash basis to NOI and to net (loss) income available to common stockholders	March 31, 2015	December 31, 2014	March 31, 2014

NOI - cash basis	$47,404	$45,347	$42,854
Straight line rent	(356)	98	1,305
Net amortization of above- and below-market lease assets and liabilities, and other non-cash adjustments to rental revenue	405	598	195
NOI	$47,453	$46,043	$44,354
Real estate depreciation and amortization expense	(20,815)	(22,514)	(22,350)
General and administrative expenses	(2,737)	(2,928)	(2,819)
Advisory fees, related party	(4,299)	(4,242)	(3,743)
Acquisition-related expenses	(423)	(237)	—
Impairment of real estate property	(1,400)	—	—
Interest and other income	632	480	(81)
Interest expense	(13,981)	(15,354)	(16,465)
Loss on extinguishment of debt and financing commitments	(896)	—	(63)
Gain on sale of real property	128,667	4,452	33,155
Net (income) loss attributable to noncontrolling interests	(8,618)	(397)	(4,550)
Net (loss) income attributable to common stockholders	$123,583	$5,303	$27,438

Webinar and Portfolio Update Call Information

DPF will host a webinar/portfolio update call to review first quarter 2015 performance results and financial metrics on May 20, 2015, at 2:15 p.m. U.S. Mountain Time. Information to access the call is as follows:

Date:	Wednesday, May 20, 2015
Time:	2:15 p.m. MT/4:15 p.m. ET
Dial-in Number:	877.742.5590
Conference ID:	30884590

To access the live webinar please visit the Investor Relations page at DPF’s website, www.dividendcapitaldiversified.com.

The webinar replay will be posted when available on the Investor Relations page of DPF’s website.

About Dividend Capital Diversified Property Fund

Dividend Capital Diversified Property Fund is a public reporting, daily NAV vehicle based in Denver, CO that invests in a diversified portfolio of commercial real estate assets. DPF owned 58 properties totaling approximately 9.3 million square feet in 21 geographic markets as of March 31, 2015. More information is available at www.dividendcapitaldiversified.com.

Forward-Looking Information

This material may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect(s),” “could,” “should,” and “continue” and similar statements are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results that are materially different than those described in the forward-looking statements. Dividend Capital Diversified Property Fund cannot give assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Dividend Capital Diversified Property Fund’s expectations include, but are not limited to, the uncertainty of funding Dividend Capital Diversified Property Fund’s future capital needs, delays in the acquisition, development, and construction of real properties, changes in economic conditions generally and the real estate and securities markets specifically, and other risks detailed from time to time in Dividend Capital Diversified Property Fund’s Securities and Exchange Commission reports, particularly the section entitled “Risk Factors” in Item 1A of Dividend Capital Diversified Property Fund’s Annual Report on Form 10-K. Such forward-looking statements pertain only as of the date of this press release. Dividend Capital Diversified Property Fund expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Dividend Capital Diversified Property Fund’s expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based.

Contact
Eric Paul
Dividend Capital
(303) 228-2200